Exhibit 1

SHARE PURCHASE AGREEMENT

by and among

SE Hok Pan

EASY BLISS LIMITED

LINKING STARS LIMITED

MORE CHOICE GLOBAL LIMITED

CHAN Wing Luk;

and

HUANG Qing Cai

(each, individually, a “Seller” and collectively, the “Sellers”)

and

TUTU Business Services Limited

LIANG Yanxia

LI Xianfeng

MIAO Huiping

WANG Lei

and

WANG Gang

(each, individually, a “Purchaser” and collectively, the “Purchasers”)

Dated the 22nd day of October 2025

THIS SHARE PURCHASE AGREEMENT is made and entered into as of October 22, 2025

BY AND AMONG

(1)	SE Hok Pan (also known as Hok Pan Se), an individual currently residing at Avenida 24 De Junho EDF. The Paragon, Macau (“Mr. SE”);

(2)	EASY BLISS LIMITED, a company duly incorporated in the British Virgin Islands, having its registered office located at 4th Floor, Waters Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands (“EASY BLISS”);

(3)	LINKING STARS LIMITED, a company duly incorporated in the British Virgin Islands, having its registered office located at 4th Floor, Waters Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Islands (“LINKING STARS”);

(4)	MORE CHOICE GLOBAL LIMITED, a company duly incorporated in the British Virgin Islands, having its registered office located at 4th Floor, Waters Edge Building, Meridian Plaza, Road Town, Tortola, VG1110, British Virgin Island (“MORE CHOICE GLOBAL”);

(5)	CHAN Wing Luk, an individual currently residing at 3619, 36/F, Convention Plaza Apartment, No 1 Harbour Road, Wanchai, Hong Kong (“Mr. CHAN”); and

(6)	HUANG Qingcai, an individual currently residing at Flat C, 23/F, Luna Sky, The Cullinan1, 1 Austin Rd West, Tsim Sha Stui, Hong Kong (“Mr. HUANG” and together with Mr. SE, EASY BLISS, LINKING STARS, MORE CHOICE GLOBAL and Mr. CHAN, the “Sellers” and each a “Seller);

and

(7)	TUTU Business Services Limited, a company incorporated in the British Virgin Islands, with its registered address at Intershore Chambers, Road Town, Tortola, British Virgin Islands (“TUTU”);

(8)	LIANG Yanxia, an individual currently residing at Room 808, Unit 2, Building 17, Moliyuan, Huagang Xingfu City, District, Nanjing City, Jiangsu Province, China;

(9)	LI Xianfeng, an individual currently residing at Room 302, Building 52, North District Heyuan Xindu, Kaixi Road, Nanhu District, Jiaxing City, Zhejiang Province, China;

(10)	MIAO Huiping, an individual currently residing at Rm 202, Unit 1, Bldg 20, North District, Heyuan New Town, Nanhu, Jiaxing, Zhejiang Province 314000 China;

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(11)	WANG Lei, an individual currently residing at Unit 101, Building 9, Entrance 2, Zijun Shanshui Yijing, Tianzhufeng Road, Taishan District, Tai’an City, Shandong Province, China; and

(12)	WANG Gang, an individual currently residing at Room 2318, Anxiaowo Apartment, Huaqiang Square, Fuhai Sub-District, Bao’an District, Shenzhen City, Guangdong Province, China (together with TUTU, LIANG Yanxia, LI Xianfeng, MIAO Huiping, WANG Lei and WANG Gang, the “Purchasers”).

The Sellers on the one hand and the Purchasers on the other hand are referred to herein collectively, as “Parties”, and each of them, separately, as a “Party”.

WHEREAS

(A)	On the date hereof, each of Mr. SE, EASY BLISS, LINKING STARS, MORE CHOICE GLOBAL Mr. CHAN and Mr. HUANG is the respective legal and record holders of ordinary shares, par value $0.001 per share, in Nature Wood Group Limited, a company incorporated in the British Virgin Islands having its principal place of business located at Avenida da Amizade n.o1287, Chong Fok Centro Commercial, 13 E Macau S.A.R. (the “Company”), whose securities are listed on The Nasdaq Capital Market, and such 114,974,179 ordinary shares (the “Subject Shares”) representing, on the date hereof, an aggregate of approximately 86.82% of the issued and outstanding ordinary shares of the Company which, for the avoidance of doubt, excludes all treasury shares of the Company. with Mr. SE directly holding 2,145,392 ordinary shares, representing approximately 1.62% of the total issued and outstanding shares of the Company, EASY BLISS holding 90,787,458 ordinary shares, representing approximately 68.56% of the total issued and outstanding shares of the Company, LINKING STARS holding 1,980,542 ordinary shares, representing approximately 1.50% of the total issued and outstanding shares of the Company, MORE CHOICE GLOBAL holding 5,000,000 ordinary shares, representing approximately 3.78% of the total issued and outstanding shares of the Company, Mr. CHAN holding 7,516,484 ordinary shares, representing approximately 5.68% of the total issued and outstanding shares of the Company, and Mr. HUANG holding 7,544,303 ordinary shares, representing approximately 5.70% of the total issued and outstanding shares of the Company.

(B)	The Parties entered into a letter of intent dated July 22, 2025 (the “LOI”), pursuant to which TUTU paid an initial deposit of US$200,000 as part payment of the Purchase Price, which was transferred to the Sellers as of the date of this Agreement.

(C)	Upon the terms and subject to the conditions set forth herein, the Sellers wish to sell the Subject Shares to the Purchasers as set forth in Exhibit A attached hereto and the Purchasers wish to purchase the Subject Shares from the Sellers, all in accordance and subject to the terms herein.

(D)	The Parties wish to set forth herein all of the terms and conditions that shall govern the sale and purchase of the Subject Shares hereunder.

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NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS

1.1	Definitions.

In addition to the terms defined in the preamble and the recitals above, the following terms shall have the following meanings:

“Affiliate”	means a Person Controlling, Controlled by or under common Control with a Person, and if such Person first stated above is a natural person, a Relative of such person;

“Agreement”	means this Share Purchase Agreement, as may be amended and/or restated from time to time, including all schedules, exhibits and annexes attached hereto or referenced hereby;

“Applicable Laws”	means any constitutions, enactments, ordinances, regulations, orders, notices, judgments, common law, treaties and any other legislations or laws of any relevant jurisdictions;

“Board”	means the board of directors of the Company from time to time;

“Business Day”	means each day (except Saturdays and Sundays and normal bank holidays) on which commercial banks in New York, New York are open for regular business;

“Claim”	means, whether or not it is judicial in nature, any assessment, notice, demand, order or other document issued or action taken from which it appears that any person (including corporate) is liable or is sought to be made liable for any payment or obligation or to be deprived of any rights which would, but for the Claim, have been available;

“Closing”	has the meaning given to it in Section 5.1;

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“Closing Date”

has the meaning given to it in Section 5.1 which date is anticipated to be not be later than the close of business, Eastern time, on or about October 22, 2025 (or such later date as may be mutually agreed by the Parties);

“Closing Deliverables”

means the Sellers’ duly executed counterparts of (i) the instruments of transfer for all of the Subject Shares; (ii) any certified copy of board or shareholder resolutions (if applicable) approving the sale and purchase of the Subject Shares and the execution of the Transaction Documents by the Sellers; (iii) certificate of each Seller, dated the Closing Date and addressed to the Purchasers in the form agreed in writing by the Sellers and Purchasers set out in Exhibit B hereto; and (iv) other ancillary documents as agreed in writing among the Sellers and Purchasers to be included as Closing Deliverables as of the date of this Agreement, including board minutes of the Company, individuals’ power of attorney, and certificate of incumbency as applicable to each Seller;

“Company”	as defined in Recital (A);

“Conditions”	has the meaning given to it in Section 4.1;

“Contract”

with respect to any Party, all agreements, undertakings, contracts, arrangements, understandings and/or commitments (i) to which such Party is a party, (ii) under which such Party has any rights, (iii) under which such Party has any liability or (iv) by which such Party, or any of the assets or properties owned or used by such Party, is bound;

“Control” or “Controlled” or “Controlling”

means the ability, directly or indirectly, to direct the activities of the relevant entity, including, without limitation, the holding of (i) more than 50% of the issued share capital, or (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting or the ability to appoint or elect more than 50% of the directors or equivalent of such entity;

“Disclosed”

in respect of the Sellers’ Warranties, disclosed in a full, fair and specific manner in this Agreement, the Published Documents, with sufficient details in all material respects for a reasonable purchaser to make an informed and accurate assessment of the nature, scope and impact of the matters disclosed;

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“Encumbrance”

means a mortgage, Claim, charge, pledge, lien, hypothecation, guarantee, right of set-off, trust, assignment, right of first refusal, right of pre-emption, option, restriction or other encumbrance or any legal or equitable third party right or interest including any security interest of any kind or any type of preferential arrangement (or any like agreement or arrangement creating any of the same or having similar effect) that restricts transfer or other exercise of any attributes of ownership (other than, in the case of any Equity Securities, any transfer restriction arising under applicable securities laws);

“End Date”	as defined in Section 4.2;

“Equity Securities”	means warrants, options, convertible securities, convertible debt and any other instrument or security convertible into shares or other capital securities of an entity;

“Escrow Agent”

means McLaughlin & Stern, LLP, who shall act in accordance with the terms of the escrow agreement, dated as of September 2, 2025, entered into among the Parties and the Escrow Agent on or before the date of this Agreement, as amended or supplemented from time to time (the “Escrow Agreement”);

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended;

“Governmental Authority”

means in any jurisdiction, including British Virgin Islands, Macau and the United States of America, any (i) national, federal, state, local, foreign or international government, (ii) court, arbitral or other tribunal, (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity), or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

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“Group”	means the Company and its Subsidiaries, and the “Group Company” shall mean any one of them;

“Initial Deposit”	has the meaning given to it in Section 3.2;

“LOI”	has the meaning given to it in the Recitals;

“Loss” or “Losses”	means any and all losses, liabilities, obligations, costs, claims, damages, awards, judgments and expenses (including reasonable attorney fees);

“Macau”	means the Macau Special Administrative Region of the People’s Republic of China;

“Material Adverse Effect”

means any change, occurrence or development including without limitation any ongoing, pending or threatened legal proceedings or any Applicable Laws in the region or sector, which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the business, financial or trading position, results of operations, profitability, shareholders’ equity and business of the Group, taken as a whole, or which may adversely affect the consummation of the transactions contemplated by this Agreement or any actions by the Purchasers or Sellers taken pursuant to this Agreement or in connection with the transactions contemplated thereby;

“Nasdaq”	means The Nasdaq Stock Market LLC;

“ordinary course of business”	means an action taken by the Company in the ordinary course of business which is consistent with the past practices of the Company;

“Organizational Documents”

means in respect of any entity, the memorandum of association, articles of association, certificate of incorporation, by-laws, certificate(s) of designation or other constitutional documents of any type;

“Parties”	means the parties to this Agreement;

“Person”

means any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization (including unincorporated organization), other entity or governmental authority;

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“Published Documents”	means all documents, including announcements, circulars, annual and interim reports made by or on behalf of the Company published on EDGAR;

“Purchase Price”	has the meaning ascribed to it under Section 3.1;

“Relative”	means spouse, sibling, parent, parent’s parent, offspring or the spouse’s offspring and the spouse of each of these;

“Representatives”

means of any Person, such Person’s directors, managers, members, officers, employees, agents, advisors and representatives (including, without limitation, legal advisors, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources);

“SEC”	means the United States Securities and Exchange Commission;

“Securities Act”	means the United States Securities Act of 1933, as amended;

“Security Interests”

means all trusts, liens, mortgages, charges, attachments, judgments, pledges, options, rights of first refusal, rights of possession, restrictions on transfer, voting agreements, sale/leasebacks or similar arrangements, security interests or other rights or claims of others or restrictions or Encumbrances of any character whatsoever;

“Securities Laws”	means the securities Laws of United States and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Sellers’ Warranties”	means the warranties and representations made by the Sellers in Section 7 and Schedule I and “Sellers’ Warranty” means any one of them;

“Share(s)”	means ordinary share(s) in the share capital of the Company from time to time;

“Shareholder(s)”	means the holder(s) of Shares in the Company from time to time;

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“Subject Shares”

has the meaning given to it in the Recitals, and any further shares or other Equity Securities issued in respect of the Subject Shares in the framework of, or in connection with, a share combination or subdivision, share split, reverse share split, share dividend, distribution of bonus shares or any other reclassification, reorganization or recapitalization of the Company’s share capital on or after the date of this Agreement and prior to the Closing Date;

“Subsidiary(ies)”

means any entity in which the Company holds: (i) more than 50% of the issued share capital or participation interests; (ii) such share capital as carries directly or indirectly, more than 50% of the shareholder votes in a general meeting; or (iii) the ability to appoint or elect more than 50% of the directors or equivalent of such entity, (iv) rights to control or derive pecuniary interest, through contract or otherwise, which entity is required by International Financial Reporting Standards as issued by the International Accounting Standards Board to be consolidated by the Company and reported on a consolidated basis in the Company’s financial statements;

“Tax” or “Taxation”	means all taxes, charges, fees, duties, levies or other assessments which are imposed by any Governmental Authority and includes, without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, land appreciation tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax and other similar liabilities or contributions and any other taxes, levies, duties, charges, imposts, social security contributions, rates or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing and including an amount equal to any deprivation of any relief from taxation, including any interest, penalties and fines, incidental or additions attributable thereto;

“Transaction Documents”	means this Agreement, the Escrow Agreement, and all exhibits and schedules thereto and hereto and any ancillary documents required to be delivered at or before the Closing;

“USD” or “US$”	means United States dollars, the lawful currency of the United States of America.

“%”	per cent.

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1.2	Construction.

In this Agreement, unless the context requires otherwise, any reference:

(a)	words and defined terms expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(b)	the term “including” shall be interpreted to mean “including (without limitation)” whenever such term appears in this Agreement (and the terms “include” and “includes” shall be similarly interpreted);

(c)	the term “law” shall include any by-law, rule, regulation, executive orders, judgment, order, ruling, issued or given by any Governmental Authority and/or stock exchange, applicable to a Party; and

(d)	the words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3	Headings.

The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement.

1.4	Exhibits.

The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement. When a reference is made in this Agreement to a Recital, a Section, an exhibit or schedule, such reference shall be to a Recital of, a Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

1.5	No Strict Construction.

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

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2.	PURCHASE AND SALE OF SUBJECT SHARES

2.1	Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, at and subject to the Closing, each Seller hereby agrees to sell, transfer, assign and deliver to the Purchasers, and each Purchaser hereby agrees to accept and purchase from the Sellers, all of the Subject Shares, free and clear of any Encumbrances or Security Interests, together with all rights attaching or accruing to them.

2.2	The Purchasers shall not be obliged to complete the sale and purchase of any of the Subject Shares unless the sale and purchase of all the Subject Shares are completed simultaneously.

2.3	The Parties acknowledge that, as of the date of this Agreement, the Subject Shares are “restricted securities” as defined in Rule 144 under the Securities Act and subject to resale restrictions during the period set forth in Rule 144.

3.	PURCHASE PRICE

3.1	In full consideration for the purchase by the Purchasers of the Subject Shares, the Purchasers shall (i) pay to the Sellers an aggregate of $6,806,361.29 in US dollars (the “Purchase Price”) based on a per share price of $0.0592.

3.2	Subject to and in accordance with this Agreement, the Purchase Price shall be paid by the Purchasers to the Sellers as follows:

(a)	US$200,000 (the “Initial Deposit”), which has already been paid to the Sellers by TUTU by banker’s cheque on July 25, 2025;

(b)	US$3,300,000 (the “Second Payment”), which has already been deposited on or about September 11, 2025 (the “Second Payment Date”), by TUTU with the Escrow Agent by wire transfer of immediately available funds in accordance with the Escrow Agreement, and shall be released to the Sellers upon Closing;

(c)	US$3,150,000 (the “Third Payment”), which has already been deposited on or about October 21, 2025 by the Purchasers with the Escrow Agent by wire transfer of immediately available funds in accordance with the Escrow Agreement, and shall be released to the Sellers upon Closing; and

(d)	US$156,361.29 (the “Escrowed Balance”), to be deposited in full with the Escrow Agent by wire transfer of immediately available funds on or within three (3) months after the Closing Date or such later date as the Parties may agree in writing, which shall be retained in escrow and released to the Sellers upon the Company’s filing of its annual report on Form 20-F for the fiscal year ending December 31, 2025, and upon sole instructions given by the Sellers to the Escrow Agent.

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3.3	In the event that (i) the Sellers fail to deliver the Closing Deliverables on the Closing Date, or (ii) the Closing does not occur due to the Subject Shares not being free from Encumbrances or Security Interests in breach of Section 2.1, in each case the Sellers shall refund the Initial Deposit to the Purchasers without interest, the Second Payment and the Third Payment shall be released to the Purchasers, and this Agreement shall automatically terminate without further action by any Party. For the avoidance of doubt, in case of this Section 3.3, the Escrow Agent shall act solely in accordance with the instructions and procedures set out in the Escrow Agreement

3.4	Payment of the Purchase Price in full in accordance with this Section 3 shall constitute full and final discharge of the Purchasers’ payment obligations under this Agreement. For the avoidance of doubt, nothing in this Section shall prejudice any accrued rights or termination rights arising prior to such full payment, nor shall it affect any provisions that survive termination or Closing.

4.	CONDITIONS TO CLOSING

4.1	The Closing of the sale and purchase of the Subject Shares is conditional upon the satisfaction or waiver of the following conditions (the “Conditions”):

(a)	all required regulatory approvals, consents and authorizations (if any) for the transactions contemplated by the Transaction Documents having been obtained, and all required filings or registrations with any governmental authority having been made;

(b)	the Subject Shares are free from all Encumbrances or Security Interests;

(c)	the representations and warranties of the Sellers and Purchasers were true, correct and not misleading in all material respects when made and shall be true, correct and not misleading in all material respects at the Closing as though made again at the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, including the date hereof, in which case such representations and warranties shall be true, correct and not misleading in all material respects on and as of such earlier date);

(d)	all authorizations and other proceedings required to be taken by such Sellers or Purchasers to approve this Agreement and the transactions contemplated hereby shall have been completed;

(e)	the Purchasers having deposited Third Payment with the Escrow Agent in accordance with Section 3.2(c);

(f)	the Company’s registered agent’s written acknowledgment that the Closing Deliverables represent all documents required to be delivered to the registered agent to effectuate the transfer of all the Subject Shares having been obtained.

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4.2	The Parties shall use their respective reasonable endeavors to procure the satisfaction of the Conditions set out in Section 4.1 as soon as possible and, in any event, by no later than October 30, 2025 (the “End Date”), or such later date as the Parties may agree in writing.

4.3	Any Party becoming aware of the satisfaction or potential failure of any Condition shall promptly notify the other Parties.

4.4	From the date of this Agreement until the earlier of Closing or the termination of this Agreement, and except as expressly provided herein or otherwise agreed in writing by the Purchasers (such consent not to be unreasonably withheld or delayed), the Sellers shall cause the Company to:

(a)	conduct its business in the ordinary and usual course consistent with past practice and maintain its business organizations and existing relationships and goodwill with customers, suppliers, creditors, lessors, employees and business associates in all material respect;

(b)	maintain its books of account and records consistent with its past practice in all material respects;

(c)	not (i) amend its organizational documents other than amendments which are ministerial in nature; (ii) split, combine or reclassify its outstanding share capital; or (iii) repurchase, redeem or otherwise acquire any shares of its share capital or any securities convertible into or exchangeable or exercisable for any shares of its share capital;

(d)	not declare or pay any dividends on or make other distributions in respect of any of its share capital;

(e)	with respect to any present or former, director, officer or employee of the Company, not (i) enter into any employment or severance agreements or arrangements (except as may be required by the terms of any employment agreements existing on the date hereof or by applicable Laws), (ii) increase compensation or benefits (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (iii) loan or advance any money or other property;

(f)	not issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its share capital;

(g)	not incur additional indebtedness other than as a result of its ordinary course of business;

(h)	not sell, assign, lease, license, allow to expire or lapse, encumber or otherwise dispose of any material properties and assets, except inventory or de minimis items in its ordinary course of business; and

(i)	not late in making any filings as may be required to be made by the Company in accordance with the Securities Laws and the rule of Nasdaq.

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5.	CLOSING

5.1	Subject to the satisfaction or waiver of all the Conditions set out in Section 4.1, completion of the sale and purchase of the Subject Shares (“Closing”) shall take place at the offices of the Purchasers’ counsel immediately after the satisfaction of the last of the Conditions set forth in the Section 4.1, or at such other date, place or time as the Parties may agree in writing (the “Closing Date”).

5.2	At Closing, subject to the Purchasers performing their obligations under this Section 5.2(b) and the Sellers performing their obligations under this Section 5.2(a), each Seller shall be deemed to have sold and transferred all of its right, title and interest in and to the Subject Shares to the Purchasers and each Purchaser shall be deemed to have purchased and accepted, all of the Seller’s right, title and interest in and to the Subject Shares, subject to completion of the registration of such transfers in the Company’s register of members pursuant to Clause 5.3. The following actions and occurrences will take place, all of which shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates delivered:

(a)	the Sellers shall deliver or cause to be delivered to the Purchasers:

(i)	this Agreement duly executed by the Sellers;

(ii)	the Closing Deliverables;

(iii)	the Company’s CCC and CIK codes for the filing of submissions with the SEC on the Electronic Data Gathering, Analysis, and Retrieval System; and

(iv)	any documents necessary for the purpose of effecting the transactions con-templated hereunder.

(b)	The Sellers shall deliver or having delivered to the Company’s registered agent (i) the fully executed board minutes of the Company; (ii) instruments of transfer for all of the Subject Shares, validly executed by the Sellers as transferor of the Subject Shares; (iii) this Agreement duly executed by the Parties hereto; and (iv) other ancillary documents as required by the Company’s registered agent to effectuate the transfer of all the Subject Shares.

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(c)	The Purchasers shall:

(i)	instruct the Escrow Agent in writing to release the Second Payment and the Third Payment to the Sellers in accordance with the Escrow Agreement; and

(ii)	deliver to the Sellers certificate of each Purchaser, dated the Closing Date and addressed to the Sellers in the form agreed in writing by the Sellers and Purchasers set out in Exhibit C hereto; and

(iii)	deliver or cause to be delivered to the Sellers:

(a)	this Agreement duly executed by the Purchasers;

(b)	the duly executed counterparts of the instruments of transfer in respect of all of the Subject Shares;

(c)	copy of the certificate of incumbency of TUTU;

(d)	a certified copy of the resolutions of the board of directors and shareholders (if required) of the Purchasers approving the purchase of the Subject Shares and the execution of the Transaction Documents; and

(e)	any documents necessary for the purpose of effecting the transactions contemplated hereunder.

5.3	Within three (3) Business Days following Closing, or such later date as the Parties may agree in writing, each of the Sellers shall use its best efforts to procure that the Purchasers receive a certified copy of the Register of Members maintained by registered agent reflecting the Purchasers as the owners of the Subject Shares.

5.4	In the event that the Sellers or the Purchasers shall fail to do anything required to be done by it/him under Section 5.2 (the “Defaulting Party”), without prejudice to any other right or remedy available to the Sellers or the Purchasers (as the case may be), the Sellers (in case of default by the Purchasers) or the Purchasers (in case of default by the Sellers) may by notice to the Defaulting Party elect to:

(a)	upon mutual consent by the Sellers and the Purchasers, a further five (5) Business Days after the date fixed for Closing;

(b)	proceed to Closing so far as practicable but without prejudice to the Sellers’ or the Purchasers’ right (as the case may be) to the extent that the Defaulting Party shall not have complied with their obligations hereunder; or

(c)	terminate this Agreement without any liability on its part, except that termination shall be without prejudice to any then accrued rights and obligations of the Parties.

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6.	POST-CLOSING UNDERTAKINGS

6.1	Each of the Parties undertakes to the others that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any relevant stock exchange body, or to its respective officers or employees whose province it is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others or the Group which may be within or may come to its knowledge and it shall use its best endeavors to prevent the publication or disclosure of any such confidential information concerning such matters.

6.2	No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the Parties or unless an announcement is required pursuant to the Applicable Law or the requirements of Nasdaq, SEC or any other regulatory body or authority (including the Securities Laws). Any announcement by any Parties hereto required to be made pursuant to any relevant law or regulation or the requirements of the relevant stock exchange or any other regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

6.3	Promptly after the Closing, the Parties shall procure that the Company will make all public filings required under any applicable law in connection with the transaction contemplated hereby in a timely manner. It is acknowledged that the Sellers shall, upon reasonable request and at the Purchasers’ cost and expense, provide such information or execute such documents as may be reasonably necessary to assist the Purchasers with the preparation and filing of a resale Registration Statement on Form F-1 with the SEC pursuant to the registration requirements under the Securities Act covering the Subject Shares, provided that the Sellers shall not be required to provide any indemnity, incur any material cost or liability, or make any representations or warranties other than as expressly set out in this Agreement.

6.4	The Sellers shall use their best efforts to cooperate with the Purchasers to finalize and file the interim report of the Company for the six months ended June 30, 2025 and annual report of the Company for the fiscal year ending December 31, 2025, any other report pursuant to Section 15 or 13 of the Exchange Act and any other disclosure resulting from the transactions contemplated under this Agreement, provided that the Purchasers shall provide all necessary authorizations, approvals, corporate actions, and information reasonably requested by the Sellers to perform such cooperation.

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7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

7.1	Each Seller hereby represents and warrants to the Purchasers (individually and not jointly and severally ) that save as Disclosed, the Recitals (to the extent relevant to the Group, Subject Shares and such Sellers), this Section 7 and Schedule I are true, correct and complete in all material respects and not misleading in any material respect as at the date of this Agreement and as at the Closing Date.

7.2	Each Seller represents and warrants to the Purchasers (individually and not jointly and severally) that:

(a)	such Seller is the sole legal and beneficial owner of the Subject Shares set opposite its name in Recitals and has full power and authority to sell and transfer such Subject Shares free from all Encumbrances;

(b)	such Seller has good and valid title to such Subject Shares;

(c)	no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the transfer, conversion, or issue of any of such Subject Shares under any option, agreement, or other arrangement (including conversion rights or rights of pre-emption);

(d)	the Subject Shares sold by such Seller are fully paid and non-assessable and are not subject to any option, warrant, pre-emption right, lien, charge, pledge, restriction or other Encumbrance (other than the resale restrictions disclosed in Section 2.3 or otherwise disclosed in this Agreement); and

(e)	the execution and delivery of this Agreement by such Seller and the performance of its obligations hereunder will not result in any material breach of, or constitute a material default under, any agreement, order, law or obligation binding on such Seller or its Subject Shares.

7.3	If, at any time prior to Closing, it is discovered that any of the Subject Shares:

(a)	are not legally and beneficially owned by the relevant Seller; or

(b)	are subject to any Encumbrance in breach of Section 7.2;

then, subject to Sections 2.1, 3.3, and 15.1, the Purchasers may:

(i)	terminate this Agreement, and the Initial Deposit shall be refunded to the Purchasers without interest; and/or

(ii)	require the relevant Seller to indemnify the Purchasers for direct and reasonably foreseeable losses actually suffered provided that such indemnity shall not exceed the portion of the Purchase Price already received by the relevant Seller.

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7.4	Each Seller acknowledges that the Purchasers are entering into this Agreement in reliance upon the Sellers’ Warranties.

7.5	Each of the Sellers’ Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

7.6	After the date of this Agreement:

(a)	if any Seller becomes aware that any warranty given as at the date of this Agreement is untrue, inaccurate or misleading in any material respect; or

(b)	if any Seller becomes aware of any matter or circumstances which has arisen and is reasonably likely to render the Sellers’ Warranties untrue, inaccurate or misleading in any material respect (as if such Sellers’ Warranties were repeated on Closing), such Seller shall as soon as reasonably practicable thereafter notify the Purchasers in writing.

7.7	The Sellers’ Warranties shall be deemed to be repeated as at Closing by reference to the facts and circumstances existing at that time.

7.8	Where any Sellers’ Warranty is qualified by the expression “to the Sellers’ reasonable knowledge, information and belief,” it shall be deemed to have been qualified by the knowledge of such Seller after having made reasonable due and careful inquiry with the directors of the Company and the Subsidiaries and any other person of whom it would be reasonable to make such inquiry. Such Sellers’ Warranty shall be qualified in the manner stated only to the extent that the relevant Seller can establish that, prior to giving the relevant Sellers’ Warranty, it has made such inquiry and has used its reasonable endeavors to ensure that all information given in, referred to, or reflected in, that Sellers’ Warranty is true and accurate.

7.9	The Purchasers shall have the right to Claim against the relevant Seller for breach of the Sellers’ Warranties after Closing, provided that the facts, matters or circumstances giving rise to such breach existed on or before the Closing Date.

7.10	The Purchasers shall not assign any representations, Sellers’ Warranties, undertakings, rights nor the right to make Claims under this Agreement to any person, save and except to any holding company or subsidiaries of the Purchasers, without the prior written consent of the Sellers.

7.11	Each Seller’s Warranties are qualified by reference to those matters Disclosed. The Sellers will not be liable to the Purchasers and the Group Companies in respect of the Sellers’ Warranties to the extent the relevant matters are Disclosed.

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7.12	The Company has filed all reports (the “SEC Reports”) required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, on a timely basis. As of their respective dates, to the knowledge of the Sellers, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. To the knowledge of the Sellers, there are no unresolved comments of the SEC that are required to be disclosed in the SEC Reports. The Sellers have provided to the Purchasers copies of all correspondence with the SEC or any state regulatory authority. To the knowledge of the Sellers, none of the Company, the Sellers or any of their Affiliates is or has been subject to any investigation or proceeding with the SEC, Nasdaq or any state regulatory authority.

7.13	Neither such Seller nor any of its Affiliates nor to the knowledge of each Seller, any person acting on its behalf has conducted or will conduct any general solicitation (as that term is used in Rule 502 of Regulation D) or general advertising with respect to any of the Subject Shares, or made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Subject Shares under the Securities Act.

7.14	Save as Disclosed, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company.

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

8.1	The Purchasers represent and warrant to the Sellers that the Recitals (to the extent relevant to the Purchasers), this Section 8, and each of the Purchasers’ Warranties as set out in Schedule II are true, correct and complete in all material respects and not misleading in any material respect as at the date of this Agreement and as at Closing Date.

8.2	The Purchasers accept and acknowledge that the Sellers are entering into this Agreement in reliance upon the Purchasers’ Warranties.

8.3	Each of the Purchasers’ Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any other Purchasers’ Warranty or any other term of this Agreement.

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8.4	After the date of this Agreement:

(a)	if the Purchasers become aware that any Purchasers’ Warranty given as at the date of this Agreement is untrue, inaccurate or misleading in any material respect; or

(b)	if the Purchasers become aware of any matter or circumstances which has arisen which is reasonably likely to render any of the Purchasers’ Warranties untrue, inaccurate or misleading in any material respect (as if the Purchasers’ Warranties were repeated on Closing), the Purchasers shall as soon as reasonably practicable thereafter notify the Sellers in writing.

8.5	The Purchasers’ Warranties shall be deemed to be repeated as at the Closing by reference to the facts and circumstances existing at that time.

9.	COSTS AND STAMP DUTY

9.1	The Sellers and the Purchasers shall bear his/her/its own legal and professional fees, costs and expenses incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and all documents relating to or in connection with Closing.

9.2	All stamp duty payable (if any) in respect of the sale and purchase of the Subject Shares shall be borne equally by the Sellers on the one part and the Purchasers on the other part.

10.	INDEPENDENT LEGAL ADVICE

10.1	Each of the Parties hereby acknowledges that it/he has been afforded the opportunity to obtain independent legal advice and confirms by the execution and delivery of this Agreement that they have either done so or waived their right to do so in connection with the entering into of this Agreement.

11.	GENERAL

11.1	This Agreement shall be binding on and shall enure to the benefit of each Party’s successors and assigns, but no party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

11.2	Time shall be of the essence of this Agreement.

11.3	The failure to exercise, or any delay in exercising, a right or remedy provided by this Agreement or by any Applicable Laws shall not impair or constitute a waiver of such right or remedy or an impairment of or a waiver of any other right or remedy. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

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11.4	This Agreement may be signed in any number of counterparts, each of which shall be binding on the Party who shall have executed it and which together shall constitute but one agreement.

11.5	This Agreement sets forth the entire agreement and understanding between the Parties in relation to the Company and the subject matter of this Agreement and supersedes all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the Parties with respect to the subject matter hereof, whether written or oral.

11.6	All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Closing except in respect of those matters then already performed.

11.7	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the other provisions of this Agreement.

11.8	Except to the extent required by the relevant Applicable Laws, no Party shall (and shall procure that none of its directors, employees, independent contractors or subsidiaries shall) at any time disclose to any person (other than professional advisers who are subject to obligations of confidentiality) the terms of this Agreement or any trade secret or other confidential information relating to the Company or the Parties, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

11.9	The Sellers and Purchasers further assure that, at the request of and at the costs of the Purchasers, they shall (and shall procure any relevant third party to) do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Agreement.

11.10	The Parties agree that this Agreement shall be deemed to have been severally and jointly drafted by them, unless otherwise expressly provided herein, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s). The Parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

11.11	This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties hereto.

11.12	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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12.	NOTICES

12.1	Any notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by prepaid registered post, or sent by email to the address or email address of the relevant Party set out below (or such other address or email address as the relevant Party may specify by notice in writing to the other Party):

(a) If to the Sellers:

SE Hok Pan

Avenida 24 De Junho EDF. The Paragon, Macau

Easy Bliss Limited

4th Floor

Waters Edge Building, Meridian Plaza, Road Town

Tortola VG 1110

British Virgin Islands

E-mail address: lucasse@nature-wood.com

Linking Stars Limited

4th Floor

Waters Edge Building, Meridian Plaza, Road Town

Tortola VG 1110

British Virgin Islands

E-mail address: lucasse@nature-wood.com

More Choice Global Limited

4th Floor

Waters Edge Building, Meridian Plaza, Road Town

Tortola VG 1110

British Virgin Islands

Email address: lucasse@nature-wood.com

Chan Wing Luk

3619, 36/F, Convention Plaza Apartment, No 1 Harbour Road, Wanchai, Hong Kong

Huang Qing Cai

Flat C, 23/F, Luna Sky, The Cullinan 1, 1 Austin Rd West, Tsim Sha Tsui, Hong Kong

(b) If to the Purchasers:

Tutu Business Services Limited

Intershore Chambers, Road Town

Tortola, British Virgin Islands

Email address: baozaotutu666@163.com

LIANG Yanxia

Room 808, Unit 2, Building 17, Moliyuan, Huagang Xingfu City, District, Nanjing City, Jiangsu Province, China

LI Xianfeng

Room 302, Building 52, North District Heyuan Xindu, Kaixi Road, Nanhu District, Jiaxing City, Zhejiang Province, China

MIAO Huiping

Rm 202, Unit 1, Bldg 20, North District, Heyuan New Town, Nanhu, Jiaxing, Zhejiang Province 314000 China

WANG Lei

Unit 101, Building 9, Entrance 2, Zijun Shanshui Yijing, Tianzhufeng Road, Taishan District, Tai’an City, Shandong Province, China

WANG Gang

Room 2318, Anxiaowo Apartment, Huaqiang Square, Fuhai Sub-District, Bao’an District, Shenzhen City, Guangdong Province, China

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12.2	Any notice, demand or other communication shall be deemed to have been served:

(a)	If delivered personally, at the time of delivery;
(b)	If sent by prepaid registered post, 48 hours after posting; or
(c)	If sent by email, at the time of transmission (provided that the sender does not receive an automated message indicating that the email has not been delivered).

13.	THIRD PARTY RIGHTS

Nothing in this Agreement shall create or confer upon any Person, other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

14.	GOVERNING LAW AND JURISDICTION

14.1	The Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to the principles thereof relating to conflict of laws. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defence of the transactions contemplated hereby and any other Transaction Documents shall be commenced exclusively in the state and federal courts sitting in the County of New York.

14.2	The Parties (a) hereby irrevocably and unconditionally submit to the non-exclusive jurisdiction of the state courts located in New York, New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts located in New York, New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defence, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

14.3	WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

14.4	Each of the Parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of New York or any court located in New York, New York having subject matter jurisdiction.

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15.	TERMINATION

15.1	This Agreement may be terminated:

(a)	by the Sellers in accordance with Sections 5.4;

(b)	by the Purchasers in accordance with Sections 2.2, 3.3, 5.4 or 7.3;

(c)	if any of the Conditions set out in Section 4.1 have not been satisfied or waived by the End Date (or such later date as may be agreed in writing), unless otherwise expressly provided herein; provided that a Party shall not be entitled to terminate this Agreement pursuant to this Section 15.1(c) if the failure of Closing to occur on or prior to such date has been caused by its own material breach of this Agreement. For the avoidance of doubt, any refunds or forfeitures upon termination shall remain governed by Section 3; or

(d)	by mutual written agreement of all the Parties.

15.2	Upon termination of this Agreement:

(a)	any obligations of the Parties under this Agreement shall cease, except as expressly provided herein; and

(b)	any rights or obligations accrued prior to termination (including rights to claim for breach) shall survive.

15.3	Termination of this Agreement shall not affect any clause which is expressed or intended to survive termination, or any rights or remedies accrued up to the date of termination.

16.	INDEMNIFICATION

16.1	Indemnification by Sellers. Each Seller (severally but not jointly) shall indemnify and hold harmless each Purchaser and its Affiliates, representatives, and their respective successors and assigns from and against any and all direct and reasonably foreseeable damages, losses, liabilities, taxes, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”) arising out of or resulting directly from (a) any material breach by such Seller of its representations and warranties under this Agreement; or (b) any material breach by such Seller of its covenants or obligations expressly stated to survive Closing. The maximum aggregate liability of each Seller pursuant to this Section 16.1 shall not exceed the portion of the Purchase Price actually received by such Seller.

16.2	Indemnification by Purchasers. Each Purchaser (severally but not jointly) shall indemnify and hold harmless the Sellers and Sellers’ Affiliates, representatives and their respective successors and assigns from and against any and all Losses arising out of or resulting directly from (a) any material breach by such Purchaser of its representations and warranties under this Agreement; or (b) any material breach by such Purchaser of its covenants or obligations expressly stated to survive Closing. The maximum aggregate liability of each Purchaser pursuant to this Section 16.2 shall not exceed the sum of the Purchase Price paid by such Purchaser.

16.3	Survival. No claim may be made or no proceeding may be instituted seeking indemnification pursuant to the Section 16.1 or the Section 16.2 unless written notice describing the Claim in reasonable detail (in light of the circumstances then known to the party seeking indemnification, the “Indemnified Party”) is delivered to the party against whom indemnity is sought (the “Indemnifying Party”) within the following periods: (i) in the case of any claim for breach of a representation or warranty, within fourteen (14) months after the Closing Date; (ii) in the case of any claim for non-performance or breach of a covenant or agreement, at any time in accordance with its terms (unless the relevant covenant expressly provides a shorter survival period). For the avoidance of doubt, if a notice of claim is delivered within the applicable time period, the relevant representation, warranty, covenant, or agreement shall survive until such claim is finally resolved.

(the remainder of the page is intentionally left blank)

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

SELLERS

SE HOK PAN

By:	/s/ Se Hok Pan
Se Hok Pan, Individually

EASY BLISS LIMITED

LINKING STARS LIMITED

MORE CHOICE GLOBAL LIMITED

CHAN WING LUK

and

HUANG QING CAI

By:	/s/ Se Hok Pan
Name:	Se Hok Pan
Title:	Authorized Representative

PURCHASERS

TUTU Business Services Limited

By:	/s/ Liying Wang
Name:	Liying Wang
Title:	Director

LIANG Yanxia

/s/ Liang Yanxia

LI Xianfeng

/s/ Li Xianfeng

MIAO Huiping

/s/ Miao Huiping

WANG Lei

/s/ Wang Lei

WANG Gang

/s/ Wang Gang

SCHEDULE I

SELLERS’ WARRANTIES

1.	General

1.1	The information in this Agreement (including the Recitals and as set out in the Schedules), except those relating to the Purchasers, are true, complete and accurate in all material respects and not misleading in any material respect whether by omission or otherwise.

1.2	To each of the Sellers’ reasonable knowledge, information and belief, all information supplied or Disclosed by or on behalf of the Sellers, members of the Group and any directors of members of the Group to the Purchasers or the legal and other professional advisers to the Purchasers for the purpose of this Agreement is true and accurate in all material respects and not misleading in any material respect.

1.3	To each of the Sellers’ reasonable knowledge, information and belief, there is no information about any event or circumstance giving rise to a Material Adverse Effect that has not been Disclosed.

2.	Subject Shares

2.1	Each Seller is the sole legal, record and beneficial owner of the Subject Shares set opposite its name in Recitals and has full power and authority to sell and transfer such Subject Shares free from all Encumbrances, together with all rights attaching or accruing to such Subject Shares.

2.2	The Subject Shares are fully paid and non-assessable, and are not subject to any option, warrant, pre-emption right, lien, charge, pledge, restriction or other Encumbrance (other than the resale restrictions disclosed in Section 2.3 or otherwise disclosed in this Agreement).

2.3	The Subject Shares will represent approximately 86.82% of the total issued and outstanding shares of the Company upon Closing.

2.4	Such Seller does not own any options, derivatives, warrants or securities which are convertible or exchangeable into any Shares, and has not entered into any agreement for the issue of such options, derivatives, warrants or securities which are convertible or exchangeable into any Shares.

Schedule I-1

3.	Authority and Capacity of Sellers

3.1	Each Seller has requisite right, power authority and capacity to enter into and perform this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement.

3.2	This Agreement, when executed, will constitute legal, valid, binding and enforceable obligations on the Sellers in accordance with its terms.

3.3	The execution and performance of this Agreement by each Seller will not violate or breach any Applicable Laws binding on or in relation to such Seller.

4.	The Group

4.1	All corporate or other documents, accounts, returns and resolutions required by all Applicable Laws to be filed or registered in respect of the Group with the relevant authorities have been duly filed or registered in all material respects.

4.2	The statutory books and minute books of the Group have been properly written up in all material respects.

4.3	Each of the Company and the Subsidiaries has (i) complied with its constitutional documents in all material respects, and (ii) obtained all material licences, consents and other permissions and regulatory or third party approvals required for the business activities and transactions of the Group.

4.4	There is no material violation of, or breach with respect to, any ordinance, statute, regulation, order, decree or judgement of any court or any government agency of any jurisdiction by the Group.

4.5	Information and belief, no events or omissions have occurred whereby the constitution, subsistence, registration or corporate status of the members of the Group has been or is reasonably likely to be materially and adversely affected.

5.	Liabilities and Accounting Records

5.1	Save for those relating to the ordinary course of business of the Group, there will be no outstanding guarantee, indemnity, surety, security or comfort (whether or not legally binding) given by the Group in respect of the obligations or liabilities of any third parties upon Closing.

Schedule I-2

5.2	The Group will upon Closing have sufficient assets to discharge its outstanding liabilities as at Closing which arise from events or activities occurring on or before the Closing Date (including without limitation Tax liabilities) in all material respects.

5.3	The accounting and other books and records of the Group are in its possession, up-to-date and have been properly written up, maintained and accurately present and reflect in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and practices all the transactions entered into by each Group member or to which a Group member has been a party in all material respects.

6.	Taxation

6.1	The Group has within the requisite time limits duly made all material returns, given all notices, and supplied all other information required under all Applicable Laws to be supplied to any competent fiscal authority in British Virgin Islands, Macau and the United States.

6.2	Each of the Company and the Subsidiaries is not in and not subject to any material dispute with competent tax authorities in British Virgin Islands, Macau at the date hereof.

7.	Litigation

7.1	The Group is not a party to any material proceedings and no material proceedings are threatened or pending either by or against the Group.

7.2	There are no facts or circumstances which are reasonably likely to result in any material proceedings being bought by or against the Group or against any person for whose acts or defaults the Group may be vicariously liable.

7.3	There are no material unfulfilled or unsatisfied judgments, court orders or tribunal or arbitral awards outstanding against the Group.

7.4	There are no investigations, disciplinary proceedings or other circumstances reasonably likely to lead to any material Claim or legal action, proceeding, suit, litigation, prosecution, official investigation, enquiry or arbitration.

8.	Contracts and Commitments

8.1	The Company or the Subsidiaries is not in material breach of any deed, agreement or undertaking to which it is a party.

8.2	No party with whom the Company or the Subsidiaries has entered into any material agreement or arrangement is in default thereunder.

Schedule I-3

8.3	The Group has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf that would have a Material Adverse Effect on the Group.

8.4	No offer, tender or the like which is capable of being converted into material obligation of the Group by an acceptance or other act of some other person is outstanding.

9.	Solvency

9.1	No order has been made or petition presented or resolution passed for the winding up of the Group, nor has any distress, execution or other process been levied against the Group.

9.2	No steps have been taken for the appointment of an administrator or receiver of any part of the property, assets, undertakings or business of the Group.

9.3	None of the Company and the Subsidiaries is insolvent or unable to pay its debts as they fall due.

10.	Employees

10.1	The Group will not upon Closing be a party to and will not have any material agreement, arrangement or scheme, except those Disclosed and/or according to any Applicable Laws, and/or any transactions contemplated under this Agreement.

10.2	Each of the Company and the Subsidiaries has not breached any material statutory requirements in relation to employment of its staff.

10.3	No circumstances have arisen under which the Subsidiaries are required to pay, or is reasonably likely to be required to pay, material damages in relation to the dismissal of or to reinstate or re-engage any former employee upon Closing.

10.4	There is no term of employment for any employee or engagement of any consultant of the Company or the Subsidiaries which provides that a change of direct or indirect shareholding of the Company or the Subsidiaries as amounting to a breach of contract, entitling him to any material payment or benefit or entitling him to treat himself as dismissed or released from any obligation.

11.	Insurance

11.1	The Group has effected and maintains valid policies of insurance in an amount and to the extent that it is required to maintain under all applicable legislations and laws and necessary for the conduct of the business of the Group, including without limitation, insurance policies covering Claims arising from workplace safety in all material respects.

Schedule I-4

11.2	All material premiums due in respect of such policies of insurance have been paid.

11.3	There are no circumstances which would or is reasonably likely to entitle the Group to make a material Claim under any of the policies or which would or might be required under any of the policies to be notified to the insurers.

12.	Intellectual Property

12.1	The definition in this paragraph applies in this agreement:

Intellectual Property Rights: all intellectual property rights owned by the Group, including patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist as at the date of this Agreement in any part of the world.

12.2	The Company or the Subsidiary(ies) is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights free from all Encumbrances.

12.3	The Company or the Subsidiaries has not used any Intellectual Property Right in a manner that infringes the Intellectual Property Rights of any third party and there are no outstanding material claims against the Company or the Subsidiaries for such infringement.

12.4	The Company or the Subsidiaries does not require any other material Intellectual Property Rights other than those currently owned in order to carry on the business as it is conducted at the date of this Agreement.

12.5	The Intellectual Property Rights are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable in all material respect.

12.6	Nothing is due to be done the omission of which would jeopardise the maintenance or prosecution of any of the Intellectual Property Rights owned or used by the Company or the Subsidiaries which are registered or the subject of an application for registration.

12.7	There has been no material infringement by any third party of any of the Intellectual Property Rights, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company or the Subsidiaries.

Schedule I-5

13.	Properties

13.1	Each relevant Group Company has observed and performed in all material respects all material covenants, restrictions, stipulations and other Encumbrances under the leases entered into by such Group Company (the “Leases”).

13.2	In relation to the Leases, all material lease sums have been paid as and when they became due.

13.3	The transactions contemplated herein do not constitute a ground for termination of the Leases.

14.	Assets

14.1	The latest audited consolidated financial statements of the Group for the fiscal year ended December 31, 2024 show the true and fair value of the net tangible asset value of the Group in all material respects as of December 31, 2024.

14.2	The Group holds all its assets as the legal and beneficial owner thereof free from any Encumbrance on the Closing Date.

14.3	None of the assets, undertaking or goodwill of the Group is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and to each of the Sellers’ reasonable knowledge, information and belief, no person has claimed to be entitled to create such an Encumbrance.

14.4	The assets owned by the Group comprise all the assets necessary for the continuation of the business of the Group as it is carried on at the date of this Agreement.

15.	Licence, permit and authorization

15.1	The business of the Group is in all in compliance with all material Applicable Laws in material respects.

15.2	The Group possesses all material certificates issued by, and has made all material declarations and filings with, the appropriate governmental or regulatory authorities that are necessary for its conduct of business. To each of the Sellers’ reasonable knowledge, information and belief, neither the Company nor any Subsidiary has received written notice of any proceeding relating to revocation or modification of any such material certificate or has any reason to believe that such certificate will not be renewed in the ordinary course, except where the failure to obtain any such renewal would not, individually or in the aggregate, have a Material Adverse Effect.

Schedule I-6

16.	Financial Matters

16.1	There has not been:

(a)	any material damage, destruction, or loss, whether covered by insurance or not, materially adversely affecting the properties, assets or business of the Group;

(b)	any material sale or transfer by the Company or the Subsidiaries of any material tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property;

(c)	any material transaction not in the ordinary course of business of the Group;

(d)	lapse of any material patent, utility models, design, trademark, trade name, service mark, copyright, or licence or any application with respect to the foregoing by the Group;

(e)	the making of any material loan, advance, indemnity or guarantee by the Group to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

(f)	an agreement to do any of the foregoing.

16.2	The accounting books and records of the Group have been maintained in accordance with the applicable accounting principles adopted in the jurisdictions where the Group’s business is conducted and comply with the relevant statutory provisions of such jurisdictions and have been properly written up and properly reflect all the material transactions to which the Group has been a party and there are at the date hereof no material inaccuracies or discrepancies of any kind contained or reflected in the said books and records.

16.3	Save as in the ordinary course of business and/or any commitment in relation to this Agreement, the Group does not have any material capital commitment or is engaged in any scheme or project requiring the expenditure of capital of an aggregate amount more than 100% of the Purchase Price.

16.4	The Group does not have any material obligations or liabilities other than those which have arisen in the ordinary course of its business or by operation of law or Disclosed in the financial statements.

16.5	The Group has not as at the date hereof and will not, as at Closing, have outstanding any significant borrowing, indebtedness, mortgage, charge, debenture, guarantee or contingent obligation.

16.6	All material dividends or distributions declared, made or paid by the Company or the Subsidiaries have been declared, made or paid in accordance with its articles of association (or equivalent documents) and the applicable statutory provisions.

17.	Listing Status

17.1	The listing status of the Company on the Nasdaq is valid and subsisting and the Company has not committed any breach or omitted to comply with the applicable laws and regulations that may threaten its listing status.

18.	Miscellaneous

18.1	No material consents or approvals from third parties or government or regulatory authorities are required for the performance of the obligations under this Agreement that have not already been obtained as of the relevant Closing Date.

18.2	The performance of this Agreement will not cause or be a ground for termination for any material agreement (including without limitation banking facilities agreement, lease, supply contracts and licensing agreements) entered into by any of the Group Companies in its ordinary and usual course of business.

Schedule I-7

SCHEDULE II

PURCHASERS’ WARRANTIES

1.	Each Purchaser is not a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the 1933 Act. Each Purchaser is acting as principal, not agent for person.

2.	Each Purchaser acknowledges that such Purchaser was not in the United States at the time the offer to purchase the Seller Shares was received from the Seller and that all substantive negotiations and communications between the Sellers and the Purchasers have occurred outside the United States.

3.	TUTU has the corporate power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. All consents, orders, approvals and other authorizations, whether governmental, corporate or otherwise, necessary for such execution, delivery and performance by the Purchasers of this Agreement and the transactions contemplated hereby have been obtained and are in full force and effect.

4.	Each Purchaser has full legal capacity and, if required, has obtained or will obtain prior to Closing, all authorizations or approvals under the home country to enter into and exercise his rights and perform his obligations under this Agreement and other ancillary transaction documents, when executed, will constitute legal, valid, binding and enforceable obligations on the Purchasers in accordance with its terms.

5.	The Purchasers are acquiring the Subject Shares in an offshore transaction as defined in Regulation S. The offer and sale of the Subject Shares were not made to the Purchasers in the United States, and the Purchasers were outside the United States at the time the offer was made and at the time the Purchase Agreement was entered into.

6.	The Purchasers agree that the Subject Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

7.	The Purchasers acknowledge and agree that they will not engage in hedging transactions involving the Subject Shares unless in compliance with the Securities Act.

8.	The Purchasers agree that they will not offer or sell the Subject Shares to any U.S. Person or in the United States during the applicable distribution compliance period (as defined in Regulation S), except pursuant to an effective registration statement or a valid exemption from the registration requirements under the Securities Act.

9.	The Purchasers acknowledge that the Subject Shares are “restricted securities” as defined under Rule 144 under the Securities Act and will remain subject to resale restrictions under U.S. securities laws upon Closing.

Schedule II-1

10.	Each Purchaser has taken all necessary action to enter into and perform this Agreement and to carry out the transactions contemplated hereby.

11.	The execution, delivery and performance of this Agreement by the Purchasers do not and will not result in:

(a)	any violation or breach of any provision of any applicable laws or regulations in Cayman Islands;

(b)	a breach of, or constitute a default under, any instrument to which each Purchaser is a party or by which such Purchaser is bound; or

(c)	a violation of any Applicable Laws or any order, judgement or decree of any court or governmental agency or agreement to which each Purchaser is party or by which such Purchaser is bound.

12.	The Purchasers have and will have sufficient funds to pay the Purchase Price in full and in the manner as provided in this Agreement.

13.	There are no litigation, arbitration or administrative proceedings pending or threatened against the Purchasers before any court, arbitral body or agency, which might reasonably be expected to have a Material Adverse Effect on their ability to perform their obligations under this Agreement.

14.	Each Purchaser is an informed and sophisticated investor, and has engaged expert advisors, experienced in transactions of the type contemplated by this Agreement. The Purchaser further represents that it has evaluated all information it deems necessary, desirable and appropriate to evaluate the merits and risks of the transactions contemplated herein and has received such legal and financial other advice as deemed to be necessary, desirable and appropriate to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. In evaluating the suitability of the transactions contemplated herein, each Purchaser has not relied upon any representations or information whether oral or written made by or on behalf of the Sellers other than the warranties of the Sellers expressly set forth in this Agreement.

Schedule II-2

EXHIBIT A

	Name of Purchasers	Number of Subject Shares
1	TUTU Business Services Limited	92,932,850
2	LIANG Yanxia	1,980,542
3	LI Xianfeng	5,894,296
4	MIAO Huiping	5,000,000
5	WANG Lei	3,300,011
6	WANG Gang	5,866,480
	Total	114,974,179

A-1

EXHIBIT B

FORM OF SELLERS’ CLOSING CERTIFICATE

B-1

EXHIBIT C

FORM OF PURCHASERS’ CLOSING CERTIFICATE

C-1